Form 10-K, Exhibit 13
period 2012-12-31
TAYLOR CALVIN B BANKSHARES INC
filed 2013-03-13
CIK 1003986

Exhibit 13

Calvin B. Taylor Bankshares, Inc. and subsidiary

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Calvin B. Taylor Bankshares, Inc.
Berlin, Maryland

We have audited the accompanying consolidated balance sheets of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2012, 2011, and 2010, and the related consolidated statements of comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012.  The Company's management is responsible for these financial statements.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Calvin B. Taylor Bankshares, Inc. and Subsidiary as of December 31, 2012, 2011, and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America, the Company’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 13, 2013, expressed an unqualified opinion.

/s/ Rowles & Company LLP

Baltimore, Maryland
March 13, 2013

Calvin B. Taylor Bankshares, Inc. and subsidiary

Consolidated Balance Sheets

	December 31,
	2012	2011	2010

Assets
Cash and due from banks	$23,587,107	$22,135,410	$14,319,142
Federal funds sold	20,842,304	30,541,229	36,081,862
Interest-bearing deposits	13,587,889	10,548,467	11,650,849
Investment securities available for sale	74,282,927	49,096,875	59,801,920
Investment securities held to maturity (approximate fair value of $65,931,275, $60,866,303, and $32,491,819)	65,792,282	60,624,239	32,303,572
Loans, less allowance for loan losses of $780,493, $672,261, and $983,178	227,346,558	227,534,139	237,001,219
Premises and equipment	5,988,294	6,124,349	6,319,854
Other real estate owned	1,440,900	1,715,138	779,500
Accrued interest receivable	1,152,721	1,173,678	1,224,920
Computer software	126,820	143,383	89,521
Bank owned life insurance	7,690,815	5,436,395	5,260,539
Prepaid expenses	781,417	1,031,426	1,285,266
Other assets	273,040	123,436	29,640
Total assets	$442,893,074	$416,228,164	$406,147,804

Liabilities and Stockholders' Equity
Deposits
Noninterest-bearing	$96,697,061	$83,136,325	$76,763,686
Interest-bearing	263,857,994	252,920,179	250,014,068
Total deposits	360,555,055	336,056,504	326,777,754
Securities sold under agreements to repurchase	5,230,572	3,998,168	4,490,512
Accrued interest payable	46,789	90,079	150,299
Deferred income taxes	62,582	223,583	383,326
Other liabilities	118,266	136,371	151,361
Total liabilities	366,013,264	340,504,705	331,953,252
Stockholders' equity
Common stock, par value $1 per share;authorized 10,000,000 shares; issued and outstanding 2,978,554 shares at December 31, 2012, and 2,996,323 shares at December 31, 2011 and 3,000,508 shares at December 31, 2010	2,978,554	2,996,323	3,000,508
Additional paid-in capital	8,216,785	8,640,433	8,733,438
Retained earnings	64,885,625	63,301,231	61,441,595
Total tier 1 capital	76,080,964	74,937,987	73,175,541
Accumulated other comprehensive income, net of tax	798,846	785,472	1,019,011
Total stockholders' equity	76,879,810	75,723,459	74,194,552
Total liabilities and stockholders' equity	$442,893,074	$416,228,164	$406,147,804

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2012	2011	2010
Interest and dividend revenue
Loans, including fees	$14,246,423	$15,218,144	$15,930,433
U. S. Treasury and government agency securities	690,123	920,871	1,168,402
State and municipal securities	42,496	56,784	51,885
Federal funds sold	44,270	46,971	65,585
Interest-bearing deposits	56,141	57,982	58,347
Equity securities	27,389	29,877	45,154
Total interest and dividend revenue	15,106,842	16,330,629	17,319,806

Interest expense
Deposits	855,622	1,380,792	1,909,855
Borrowings	13,147	22,351	33,251
Total interest expense	868,769	1,403,143	1,943,106
Net interest income	14,238,073	14,927,486	15,376,700

Provision for loan losses	605,700	1,127,300	1,012,000
Net interest income after provision for loan losses	13,632,373	13,800,186	14,364,700

Noninterest revenue
Service charges on deposit accounts	752,987	880,505	949,377
ATM and debit card	683,415	683,641	676,329
Increase in cash surrender value of bank owned life insurance	254,419	175,856	171,261
Gain (loss) on disposition of assets	(24,522)	(74)	252,703
Loss on sale and revaluation of other real estate owned	(218,252)	(57,871)	(200,904)
Loss on other than temporary impairment of investment value	(31,904)	(188,994)	-
Miscellaneous	345,986	297,757	334,634
Total noninterest revenue	1,762,129	1,790,820	2,183,400

Noninterest expenses
Salaries	3,756,183	3,644,366	3,611,611
Employee benefits	1,225,440	1,157,932	1,087,144
Occupancy	725,586	812,921	811,373
Furniture and equipment	458,670	471,195	441,459
Data processing	285,937	260,990	269,950
ATM and debit card	287,948	256,822	287,829
Deposit insurance premiums	201,101	216,577	296,118
Other operating	1,688,537	1,574,892	1,582,337
Total noninterest expenses	8,629,402	8,395,695	8,387,821

Income before income taxes	6,765,100	7,195,311	8,160,279

Income taxes	2,408,000	2,576,800	2,963,500
Net income	$4,357,100	$4,618,511	$5,196,779

Earnings per common share - basic and diluted	$1.46	$1.54	$1.73

Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available for sale investment securities arising during the period, net of taxes of $13,150, ($169,958), and ($339,606)	13,374	(233,539)	(549,058)
Comprehensive income	$4,370,474	$4,384,972	$4,647,721

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary

Consolidated Statements of Changes in Stockholders' Equity

					Accumulated
					other	Total
	Common stock		Additional	Retained	comprehensive	stockholders'
	Shares	Par value	paid-in capital	earnings	income (loss), net of tax	equity

Balance, December 31, 2009	3,000,508	$3,000,508	$8,733,438	$58,975,278	$1,568,069	$72,277,293
Net income	-	-	-	5,196,779	-	5,196,779
Other comprehensive income (loss), net of tax	-	-	-	-	(549,058)	(549,058)
Cash dividend, $0.91 per share	-	-	-	(2,730,462)	-	(2,730,462)

Balance, December 31, 2010	3,000,508	3,000,508	8,733,438	61,441,595	1,019,011	74,194,552
Net income	-	-	-	4,618,511	-	4,618,511
Other comprehensive income (loss), net of tax	-	-	-	-	(233,539)	(233,539)
Common shares repurchased	(4,185)	(4,185)	(93,005)	-	-	(97,190)
Cash dividend, $0.92 per share	-	-	-	(2,758,875)	-	(2,758,875)

Balance, December 31, 2011	2,996,323	2,996,323	8,640,433	63,301,231	785,472	75,723,459
Net income	-	-	-	4,357,100	-	4,357,100
Other comprehensive income (loss), net of tax	-	-	-	-	13,374	13,374
Common shares repurchased	(17,769)	(17,769)	(423,648)	-	-	(441,417)
Cash dividend, $0.93 per share	-	-	-	(2,772,706)	-	(2,772,706)

Balance, December 31, 2012	2,978,554	$2,978,554	$8,216,785	$64,885,625	$798,846	$76,879,810

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011	2010

Cash flows from operating activities
Interest and dividends received	$15,258,525	$16,574,809	$17,590,438
Fees and commissions received	1,616,708	1,996,052	1,860,905
Interest paid	(912,059)	(1,463,196)	(1,985,208)
Cash paid to suppliers and employees	(7,888,469)	(7,746,787)	(7,729,288)
Income taxes paid	(2,580,214)	(2,683,936)	(3,010,956)
Net cash from operating activities	5,494,491	6,676,942	6,725,891

Cash flows from investing activities
Proceeds from sale of collectible coin	-	-	195,939
Certificates of deposit purchased, net of maturities	(3,038,116)	984,433	823,576
Proceeds from maturities of investments available for sale	47,100,000	47,075,000	18,135,000
Purchase of investments available for sale	(72,324,120)	(37,072,739)	(36,198,861)
Proceeds from maturities of investments held to maturity	43,785,000	19,160,000	29,040,000
Purchase of investments held to maturity	(49,055,107)	(47,563,313)	(22,807,711)
Loans made, net of principal reductions	(418,119)	7,167,642	2,031,503
Proceeds from sale of real property and equipment	625	250	72,950
Purchases of premises, equipment, and computer software	(363,393)	(379,499)	(240,609)
Proceeds from sale of other real estate and repossessed assets, net	55,986	178,629	470,596
Purchase of bank owned life insurance	(2,000,000)	-	-
Net cash from investing activities	(36,257,244)	(10,449,597)	(8,477,617)

Cash flows from financing activities
Net increase (decrease) in
Time deposits	(5,717,224)	(11,075,479)	310,407
Other deposits	30,215,774	20,354,229	13,819,729
Securities sold under agreements to repurchase	1,232,404	(492,344)	(2,557,664)
Payments on note payable	-	-	(48,519)
Common shares repurchased	(441,417)	(97,190)	-
Dividends paid	(2,772,706)	(2,758,875)	(2,730,462)
Net cash from financing activities	22,516,831	5,930,341	8,793,491

Net increase in cash and cash equivalents	(8,245,922)	2,157,686	7,041,765

Cash and cash equivalents at beginning of year	52,689,223	50,531,537	43,489,772
Cash and cash equivalents at end of year	$44,443,301	$52,689,223	$50,531,537

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary

Consolidated Statements of Cash Flows
Continued

	Years Ended December 31,
	2012	2011	2010

Reconciliation of net income to net cash provided by operating activities
Net income	$4,357,100	$4,618,511	$5,196,779

Adjustments to reconcile net income to net cash provided by operating activities
Gain on sale of collectible coin	-	-	(195,939)
Premium amortization and discount accretion	130,726	192,938	202,936
Loss on other than temporary impairment of investment value	31,904	188,994	-
Loss on disposition of investment securities	4,026	-	-
Provision for loan losses	605,700	1,127,300	1,012,000
Depreciation and amortization	490,865	520,817	544,772
Loss (gain) on disposition of premises, equipment, and software	24,522	74	(55,900)
Loss (gain) on sale of other real estate and repossessed assets	(108)	3,871	(11,949)
Loss on revaluation of other real estate	218,360	54,000	212,000
Deferred income taxes	(174,151)	10,215	(303,854)
Decrease (increase) in
Accrued interest receivable	20,957	51,242	67,684
Cash surrender value of bank owned life insurance	(254,420)	(175,856)	(171,261)
Other assets	100,404	160,046	406,866
Increase (decrease) in
Accrued interest payable	(43,290)	(60,053)	(42,322)
Other liabilities	(18,104)	(15,157)	(135,921)
Net cash from operating activities	$5,494,491	$6,676,942	$6,725,891

Composition of cash and cash equivalents
Cash and due from banks	$23,587,107	$22,135,410	$14,319,142
Federal funds sold	20,842,304	30,541,229	36,081,862
Interest-bearing deposits, except for time deposits	13,890	12,584	130,533
Total cash and cash equivalents	$44,443,301	$52,689,223	$50,531,537

Supplemental cash flows information
Non-cash transfers from loans to other real estate owned	$-	$1,172,138	$-

The accompanying notes are an integral part of these financial statements.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies

The consolidated financial statements of Calvin B. Taylor Bankshares, Inc. (the Company) include the accounts of its wholly owned subsidiary, Calvin B. Taylor Banking Company (the Bank).  All significant intercompany balances and transactions have been eliminated in consolidation.  The accounting and reporting policies reflected in these financial statements conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

Nature of operations
Calvin B. Taylor Bankshares, Inc. is a bank holding company.  Its subsidiary, Calvin B. Taylor Banking Company, is a financial institution operating primarily in Worcester County, Maryland and Sussex County, Delaware.  The Bank is a full-service commercial bank, offering deposit services and loans to individuals, small- to medium-sized businesses, associations and government entities.

Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

Cash equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest-bearing deposits except for time deposits.  Federal funds are purchased and sold for one-day periods.

Investment securities
As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale.  Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity.  Securities classified as available-for-sale are recorded at fair value.
Purchase premiums and discounts are recognized in interest revenue using the straight line method over the terms of the securities.  Gains and losses on disposal are determined using the specific-identification method.

Loans
Loans are stated at their outstanding principal amounts less the allowance for loan losses. Interest on loans is accrued and credited to income based on contractual interest rates applied to principal amounts outstanding.  A loan is considered to be past due when principal or interest due is not paid on or before the payment date agreed upon by the borrower and the Bank.  The accrual of interest is discontinued when principal or interest is ninety days past due or when the loan is determined to be impaired, unless collateral is sufficient to discharge the debt in full and the loan is in process of collection.  When a loan is placed in nonaccruing status, any interest previously accrued but unpaid is reversed from interest revenue.  Interest payments received on nonaccrual loans are generally recorded as a reduction of principal, but may be recorded as cash basis income depending on management’s judgment on a loan by loan basis.  Accrual of interest may be restored when all principal and interest are current and management believes that future payments will be received in accordance with the loan agreement.
The Company does not defer loan origination costs which management has determined to be immaterial.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Loans (continued)
Loans are considered impaired when, based on current information, management considers it unlikely that collection of all principal and interest payments will be made according to original contractual terms.  Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued, although management may categorize a performing loan as impaired based on knowledge of the borrower’s financial condition, devaluation of collateral, agreement to a troubled debt restructuring or other circumstances that are deemed relevant to loan collection. Impaired loans may have specific reserves allocated to them in the allowance for loan losses or have been subject to partial charge-offs if the loans are deemed to be collateral dependent.

Allowance for loan losses
The allowance for loan losses represents an amount which management judges to be adequate to absorb identified and inherent losses in the loan portfolio as of the balance sheet date.  Valuation of the allowance is completed no less than quarterly.  The determination of the allowance is inherently subjective as it relies on estimates of potential loss related to specific loans, the effects of portfolio trends, and other internal and external factors.
In determining an adequate level for the allowance, management considers historical loss experience for major types of loans.  However, historical data may not be an accurate predictor of loss potential in the current loan portfolio. Management reviews the current portfolio giving consideration to problem loans, delinquencies, the composition of the portfolio, concentrations of credit, and changes in lending products, processes, or staffing.  Additionally, management monitors collateral adequacy and lien perfection.  Management considers external factors such as the interest rate environment, competition, current local and national economic trends, and the results of recent independent reviews by auditors and banking regulators.
The allowance is increased by current period provisions recorded as expense and by recoveries of amounts previously charged-off.  The allowance is decreased when loans are charged-off as losses, which occurs when they are deemed to be uncollectible.  Provisions for loan losses are made to bring the balance in the allowance to the level established by application of management’s allowance methodology, and may result in an increase or decrease to expense.

Premises and equipment
Premises and equipment are recorded at cost less accumulated depreciation.  Depreciation is computed under both straight-line and accelerated methods over the estimated useful lives of the assets.

Other real estate owned
Other real estate owned is comprised of real estate acquired in satisfaction of a loan receivable either by foreclosure or deed taken in lieu of foreclosure.  Other real estate owned is recorded at the lower of cost or net realizable value, which is fair value less estimated costs to sell the property.  If net realizable value is less than the book value of the related loan at the time of foreclosure, a loan loss is recorded through the allowance for loan losses.  Quarterly, the Company reviews net realizable value estimates and records declines in value through expense.  Costs to maintain properties, such as maintenance, utilities, taxes and insurance are expensed as they are incurred.  Gains or losses resulting from the sale of other real estate owned are included in noninterest income.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

1.	Summary of Significant Accounting Policies (Continued)

Computer software
The Company amortizes software costs over their useful lives using the straight-line method.

Bank owned life insurance
The Company records increases in cash surrender value of bank owned life insurance as current period income based on projections provided by the underwriting company.

Advertising
Advertising costs are expensed during the period of the related marketing effort.

Income taxes
The provision for income taxes includes taxes payable for the current year and deferred income taxes.  Deferred income taxes are provided for the temporary differences between financial and taxable income.  Tax expense and tax benefits are allocated to the Bank and Company based on their proportional share of taxable income.

Per share data
Earnings per common share are determined by dividing net income by the weighted average number of common shares outstanding for the period, which was 2,989,264, 3,000,024, and 3,000,508 for the years ended December 31, 2012, 2011, and 2010, respectively.

Reclassifications
Certain items in prior years financial statements have been reclassified to conform with current presentation..  Certain ATM fee income was previously netted against ATM and debit card expense, and now is reported as ATM and debit card income in the consolidated statements of comprehensive income.  Additionally, data processing expenses have been separately stated on the consolidated statements of comprehensive income and previously were reported as a component of other noninterest expenses.

Subsequent events
The Company has evaluated events and transactions subsequent to December 31, 2012 through March 13, 2013, the date these financials statements were issued. No significant subsequent events were identified which would affect the presentation of the financial statements.

2.	Cash and Due From Banks

The Company normally carries balances with other banks that exceed the federally insured limit.  Average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $34,111,768 for 2012, $37,802,827 for 2011, and $35,852,791.
Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Company's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.	Lines of Credit

The Company has available lines of credit, including overnight federal funds, reverse repurchase agreements and letters of credit, totaling $28,000,000 as of December 31, 2012.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

4.	Investment Securities

Investment securities are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	cost	gains	losses	value
December 31, 2012
Available for sale
U.S. Treasury	$71,098,759	$1,078,755	$4,174	$72,173,340
State and municipal	400,126	4,155	844	403,437
Equity	1,566,913	532,832	393,595	1,706,150
	$73,065,798	$1,615,742	$398,613	$74,282,927
Held to maturity
U.S. Treasury	$51,979,332	$126,149	$661	$52,104,820
U.S. Government agency	9,000,000	3,600	1,800	9,001,800
State and municipal	4,812,950	12,049	344	4,824,655
	$65,792,282	$141,798	$2,805	$65,931,275

December 31, 2011
Available for sale
U.S. Treasury	$46,013,913	$1,149,257	$4,231	$47,158,939
State and municipal	289,515	2,890	-	292,405
Equity	1,602,843	557,360	514,672	1,645,531
	$47,906,271	$1,709,507	$518,903	$49,096,875
Held to maturity
U.S. Treasury	$44,993,821	$246,352	$5,402	$45,234,771
U.S. Government agency	9,500,004	1,556	16,310	9,485,250
State and municipal	6,130,414	18,079	2,211	6,146,282
	$60,624,239	$265,987	$23,923	$60,866,303

December 31, 2010
Available for sale
U.S. Treasury	$56,150,205	$966,157	$16,871	$57,099,491
State and municipal	365,772	4,031	3,709	366,094
Equity	1,691,841	1,008,745	364,251	2,336,335
	$58,207,818	$1,978,933	$384,831	$59,801,920
Held to maturity
U.S. Treasury	$19,487,287	$178,407	$5,147	$19,660,547
U.S. Government agency	7,002,448	13,646	6,850	7,009,244
State and municipal	5,813,837	11,979	3,788	5,822,028
	$32,303,572	$204,032	$15,785	$32,491,819

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

4.	Investment Securities (Continued)

The table below shows the gross unrealized losses and fair value of securities that are in an unrealized loss position as of December 31, 2012, aggregated by length of time that individual securities have been in a continuous unrealized loss position.

	Less than 12 months		12 months or more		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
	value	losses	value	losses	value	losses

U. S. Treasury	$12,977,100	$4,835	$-	$-	$12,977,100	$4,835
U. S. Government Agency	998,200	1,800	-	-	998,200	1,800
State and municipal	1,243,020	1,187	-	-	1,243,020	1,187
Equity	12,428	7,168	726,565	386,428	738,993	393,596
	$15,230,748	$14,990	$726,565	$386,428	$15,957,313	$401,418

The debt securities for which an unrealized loss is recorded are issues of the U.S. Treasury, Federal Home Loan Bank (a U. S. government agency), and highly rated general revenue obligations of states and municipalities. The Company has the ability and the intent to hold these securities until they are called or mature at face value.  Fluctuations in fair value reflect market conditions and are not indicative of an other-than-temporary impairment of the investment.
Equity securities for which an unrealized loss is recorded are issues of community banks or bank holding companies located in the same general geographic area as the Company.  Management believes that these fluctuations in fair value reflect market conditions and are not indicative of an other-than-temporary impairment of the investment as of December 31, 2012.  Management continues to monitor the financial condition of the issuers.
During 2011, the Company recorded expense of $188,994 related to the other than temporary impairment (OTTI) of value of two equity holdings.  In the 2nd quarter of 2012, one of the two equity investments ceased business operations and as a result the remaining carrying value of $4,026 was recorded as a loss.  The total other-than-temporary-impairment related to the failed investment was $110,994 which was recorded in its entirety in 2011.  In the 3rd quarter of 2012, the Company recorded expense of $31,904 related to the other-than-temporary-impairment of value of an equity holding unrelated to the two equity holdings noted above.
The amortized cost and estimated fair value of debt securities, by contractual maturity and the amount of pledged securities, follow.  Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2012		December 31, 2011		December 31, 2010
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	cost	value	cost	value	cost	value
Available for sale
Within one year	$41,027,015	$41,048,970	$32,099,999	$32,167,588	$35,163,533	$35,292,775
After one year through five years	28,474,650	28,519,007	12,206,498	12,288,356	19,355,802	19,481,248
After ten years	1,997,220	3,008,800	1,996,931	2,995,400	1,996,642	2,691,562
	$71,498,885	$72,576,777	$46,303,428	$47,451,344	$56,515,977	$57,465,585

Held to maturity
Within one year	$30,318,940	$30,346,374	$27,304,678	$27,382,951	$8,758,541	$8,789,063
After one year through five years	35,473,342	35,584,901	33,319,561	33,483,352	23,545,031	23,702,756
	$65,792,282	$65,931,275	$60,624,239	$60,866,303	$32,303,572	$32,491,819

Pledged securities	$24,796,570	$24,894,038	$22,739,753	$22,905,072	$26,567,879	$27,558,868

Investments are pledged to secure deposits of state and local governments.  Pledged securities also serve as collateral for repurchase agreements entered into with our customers.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

5.	Loans and Allowance for Loan Losses

Major classifications of loans are as follows:
	2012	2011	2010
Real estate mortgages
Construction, land development, and land	$13,819,207	$13,162,460	$21,792,060
Residential 1 to 4 family, 1st liens	81,794,242	85,772,367	92,635,944
Residential 1 to 4 family, subordinate liens	1,932,743	2,015,355	1,660,805
Commercial properties	115,655,467	113,010,943	102,578,171
Commercial	12,946,639	12,507,978	17,596,451
Consumer	1,978,753	1,737,297	1,720,966
Total loans	228,127,051	228,206,400	237,984,397
Allowance for loan losses	780,493	672,261	983,178
Loans, net	$227,346,558	$227,534,139	$237,001,219

The rate repricing distribution of the loan portfolio follows:
Immediately	$216,290,232	$224,271,536	$233,514,965
Within one year	764,956	1,027,462	845,858
Over one to five years	5,799,262	1,962,818	2,400,182
Over five years	5,272,601	944,584	1,223,392
Total loans	$228,127,051	$228,206,400	$237,984,397

Nonperforming loans are loans past due 90 or more days and still accruing interest plus nonaccrual loans.    Nonperforming assets are comprised of nonperforming loans combined with real estate acquired in foreclosure and held for sale (other real estate owned).  The following table details nonperforming assets as of December 31.

	2012	2011	2010
Loans 90 or more days past due and still accruing
Real estate mortgages
Commercial properties	$684,422	$684,422	$684,422
Total loans 90 or more days past due and still accruing	684,422	684,422	684,422

Nonaccruing loans
Nonaccruing loans - current
Real estate mortgages
Construction, land development, and land	550,614	965,708	761,189
Residential 1 to 4 family	237,527	-	335,758
Commercial properties	-	-	88,488
Total nonacruing loans - current	788,141	965,708	1,185,435

Nonaccruing loans - past due 30 days or more
Real estate mortgages
Construction, land development, and land	325,966	255,081	409,938
Residential 1 to 4 family	668,794	1,214,516	25,985
Commercial properties	890,967	932,966	2,478,049
Commercial	-	-	7,114
Total nonaccruing loans - past due 30 days or more	1,885,727	2,402,563	2,921,086
Total nonaccruing loans	2,673,868	3,368,271	4,106,521

Total nonperforming loans	3,358,290	4,052,693	4,790,943
Other real estate owned	1,440,900	1,715,138	779,500
Total nonperforming assets	$4,799,190	$5,767,831	$5,570,443

Interest not accrued to income on nonaccruing loans	$178,546	$118,643	$156,805

No interest income was recognized on a cash-basis on non-accruing loans during the years ended December 31, 2012, 2011, and 2010.  Payments received on non-accruing loans were applied as reductions of principal.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

5.	Loans and Allowance for Loan Losses (continued)

The following table is a schedule of transactions in the allowance for loan losses by type of loan.  The Company did not acquire any loans with deteriorated credit quality during the periods presented.

	Real estate mortgages
	Construction
December 31, 2012	and Land	Residential	Commercial	Commercial	Consumer	Unallocated	Total
Beginning balance	$160,392	$42,064	$193,570	$197,353	$60,487	$18,395	$672,261
Loans charged off	(45,081)	(239,043)	(206,707)	(18,559)	(14,253)		(523,643)
Recoveries	-	16,843	-	103	9,229		26,175
Provision charged to operations	3,725	342,120	263,918	(10,864)	132	6,669	605,700
Ending balance	$119,036	$161,984	$250,781	$168,033	$55,595	$25,064	$780,493

Individually evaluated for impairment:
Balance in allowance	$-	$-	$-	$-	$-		$-
Related loan balance	$878,029	$4,116,048	$6,307,478	$-	$-		$11,301,555

Collectively evaluated for impairment:
Balance in allowance	$119,036	$161,984	$250,781	$168,033	$55,595	$25,064	$780,493
Related loan balance	$12,941,178	$79,610,937	$109,347,989	$12,946,639	$1,978,753		$216,825,496

December 31, 2011
Beginning balance	$235,437	$50,602	$356,993	$194,946	$119,228	$25,972	$983,178
Loans charged off	(227,197)	(353,238)	(865,683)	(18,492)	(19,650)		(1,484,260)
Recoveries	39,072	300	-	410	6,261		46,043
Provision charged to operations	113,080	344,400	702,260	20,489	(45,352)	(7,577)	1,127,300
Ending balance	$160,392	$42,064	$193,570	$197,353	$60,487	$18,395	$672,261

Individually evaluated for impairment:
Balance in allowance	$-	$-	$-	$-	$-		$-
Related loan balance	$1,814,285	$4,410,997	$7,283,052	$-	$-		$13,508,334

Collectively evaluated for impairment:
Balance in allowance	$160,392	$42,064	$193,570	$197,353	$60,487	$18,395	$672,261
Related loan balance	$11,348,175	$83,376,725	$105,727,891	$12,507,978	$1,737,297		$214,698,066

December 31, 2010
Beginning balance	$145,262	$48,034	$2,192	$380,161	$53,638	$8,474	$637,761
Loans charged off	(100,000)	(190,093)	-	(354,854)	(52,935)	-	(697,882)
Recoveries	-	1,100	-	1,073	29,126	-	31,299
Provision charged to operations	190,175	191,561	354,801	168,566	89,399	17,498	1,012,000
Ending balance	$235,437	$50,602	$356,993	$194,946	$119,228	$25,972	$983,178

Individually evaluated for impairment:
Balance in allowance	$-	$-	$330,759	$-	$-		$330,759
Related loan balance	$6,589,350	$3,432,324	$5,373,606	$7,114	$-		$15,402,394

Collectively evaluated for impairment:
Balance in allowance	$235,437	$50,602	$26,234	$194,946	$119,228	$25,972	$652,419
Related loan balance	$15,202,710	$90,864,425	$97,204,565	$17,589,337	$1,720,966		$222,582,003

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

5.	Loans and Allowance for Loan Losses (continued)

Loans are considered past due when either principal or interest is not paid by the date on which payment is due.  The following table is an analysis of past due loans by days past due and type of loan.

Age Analysis of Past Due Loans
			Greater than				90 Days Past
	30-59 Days	60-89 Days	90 Days	Total		Total	Due or Greater
December 31, 2012	Past Due	Past Due	Past Due	Past Due	Current	Loans	and Accruing
Real estate mortgages
Construction, land development, and land	$327,415	$-	$-	$327,415	$13,491,792	$13,819,207	$-
Residential 1-4 family, 1st liens	2,325,354	783,618	648,693	3,757,665	78,036,577	81,794,242	-
Residential 1-4 family, subordinate liens	-	-	-	-	1,932,743	1,932,743	-
Commercial properties	519,766	-	1,575,389	2,095,155	113,560,312	115,655,467	684,422
Commercial	-	-	-	-	12,946,639	12,946,639	-
Consumer	17,441	1,544	-	18,985	1,959,768	1,978,753	-
Total	$3,189,976	$785,162	$2,224,082	$6,199,220	$221,927,831	$228,127,051	$684,422

December 31, 2011
Real estate mortgages
Construction, land development, and land	$-	$232,655	$255,081	$487,736	$12,674,724	$13,162,460	$-
Residential 1-4 family, 1st liens	177,908	827,281	968,570	1,973,759	83,798,608	85,772,367	-
Residential 1-4 family, subordinate liens	-	-	-	-	2,015,355	2,015,355	-
Commercial properties	627,117	32,953	1,617,388	2,277,458	110,733,485	113,010,943	684,422
Commercial	-	-	-	-	12,507,978	12,507,978	-
Consumer	-	2,302	-	2,302	1,734,995	1,737,297	-
Total	$805,025	$1,095,191	$2,841,039	$4,741,255	$223,465,145	$228,206,400	$684,422

December 31, 2010
Real estate mortgages
Construction, land development, and land	$474,843	$234,719	$1,089,719	$1,799,281	$19,992,779	$21,792,060	$-
Residential 1-4 family, 1st liens	1,390,288	336,134	-	1,726,422	90,909,522	92,635,944	-
Residential 1-4 family, subordinate liens	-	-	-	-	1,660,805	1,660,805	-
Commercial properties	-	37,957	2,508,675	2,546,632	100,031,539	102,578,171	684,422
Commercial	103,759	7,114	-	110,873	17,485,578	17,596,451	-
Consumer	-	19,415	-	19,415	1,701,551	1,720,966	-
Total	$1,968,890	$635,339	$3,598,394	$6,202,623	$231,781,774	$237,984,397	$684,422

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

5.	Loans and Allowance for Loan Losses (continued)

Loans are considered impaired when management considers it unlikely that collection of all principal and interest payments will be made according to contractual terms.  Troubled debt restructurings are considered impaired since all principal and interest payments according to the original contractual terms will not be collected under the modified terms of the restructuring.  A performing loan may be categorized as impaired based on knowledge of circumstances that are deemed relevant to loan collection.  Not all impaired loans are past due nor are losses expected for every impaired loan.  If a loss is expected, an impaired loan may have specific reserves allocated to it in the allowance for loan losses or result in a charge-off if the loan is deemed to be collateral dependent.  There were no impaired loans with specific reserves at December 31, 2012 or December 31, 2011 as loans with impairments were deemed to be collateral dependent and charge-offs were taken to reduce the recorded investment to the fair value of the collateral.
The following table details impaired loans at each period end.  The impaired loan disclosures for prior years have been adjusted to conform to current presentation.  Previously, troubled debt restructurings were disclosed within the troubled debt restructuring footnote, but were not also included in the disclosure of impaired loans.  All troubled debt restructurings are considered impaired loans and are included in the table below for each period presented.

		Recorded	Recorded			Interest Income
	Unpaid	investment	investment		Average	Recognized
	principal	with no	with an	Related	Recorded	During
December 31, 2012	balance	allowance	allowance	Allowance	Investment	Impairment
Real estate mortgages
Construction, land development, and land	$878,029	$878,029	$-	$-	$921,869	$-
Residential 1-4 family, 1st liens	4,158,599	3,998,598	-	-	4,082,975	182,756
Residential 1-4 family, subordinate liens	117,451	117,450	-	-	118,983	6,055
Commercial properties	7,417,477	6,307,478	-	-	6,468,862	348,590
Total	$12,571,556	$11,301,555	$-	$-	$11,592,689	$537,401

December 31, 2011
Real estate mortgages
Construction, land development, and land	$1,934,294	$1,814,285	$-	$-	$1,979,606	$-
Residential 1-4 family, 1st liens	4,524,482	4,290,482	-	-	4,519,490	103,646
Residential 1-4 family, subordinate liens	120,515	120,515			119,679	6,104
Commercial properties	8,393,052	7,283,052	-	-	8,097,075	298,365
Total	$14,972,343	$13,508,334	$-	$-	$14,715,850	$408,115

December 31, 2010
Real estate mortgages
Construction, land development, and land	$6,589,350	$6,589,350	$-	$-	$6,817,061	$264,697
Residential 1-4 family, 1st liens	3,313,481	3,313,481	-	-	3,143,196	65,705
Residential 1-4 family, subordinate liens	118,843	118,843			109,521	5,304
Commercial properties	5,648,606	2,895,557	2,478,049	330,759	5,534,552	34,831
Commercial	7,114	7,114	-	-	8,122	-
Total	$15,677,394	$12,924,345	$2,478,049	$330,759	$15,612,452	$370,537

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

5.	Loans and Allowance for Loan Losses (continued)

Credit quality is measured based on an internally designed grading scale.  The grades correspond to regulatory rating categories of pass, special mention, substandard, and doubtful.  Evaluation of grades assigned to individual loans is completed no less than quarterly.  Pass credits are secured or unsecured loans with satisfactory payment history and supporting documentation.  Special mention loans are those with satisfactory payment history that have a defect in supporting documentation which is defined by the Bank as a critical defect.  This may include missing financial data or improperly executed collateral documents.  Substandard credits are those with a weakness that may jeopardize repayment, such as deteriorating collateral value, or for which the borrower’s ability to meet payment obligations is questionable.  Doubtful credits are loans which are past due at least 90 days or for which the borrower’s ability to repay the loan is questionable.  Loans graded as doubtful are most likely to result in the loss of principal or loss of revenue due to placement in nonaccrual status.  Management individually evaluates all loans graded as doubtful, in addition to, troubled debt restructurings graded other than doubtful.  Anticipated losses are provided for through specific reserves in the allowance for loan losses or result in charge-offs if the loans are deemed to be collateral dependent.
Credit quality, as measured by internally assigned grades, is an important component in the calculation of an adequate allowance for loan losses.  The following table summarizes loans by credit quality indicator.

	December 31, 2012	December 31, 2011	December 31, 2010
Real Estate Credit Risk Profile by Internally Assigned Grade
Construction, land development, and land
Pass	$12,941,178	$11,941,671	$16,063,618
Substandard	-	-	4,557,315
Doubtful
Less than 90 days past due and accruing	-	-	-
Nonperforming: 90 days or more past due and/or non-accruing	878,029	1,220,789	1,171,127
Total	$13,819,207	$13,162,460	$21,792,060

Residential 1 to 4 family
Pass	$79,274,541	$83,934,669	$90,350,269
Special Mention	469,715	-	-
Substandard	3,077,858	2,638,537	3,584,737
Doubtful
Less than 90 days past due and accruing	-	-	-
Nonperforming: 90 days or more past due and/or non-accruing	904,871	1,214,516	361,743
Total	$83,726,985	$87,787,722	$94,296,749

Commercial properties
Pass	$111,573,888	$106,062,119	$95,664,480
Substandard	2,118,552	5,331,436	4,347,154
Doubtful
Less than 90 days past due and accruing	387,638	-	-
Nonperforming: 90 days or more past due and/or non-accruing	1,575,389	1,617,388	2,566,537
Total	$115,655,467	$113,010,943	$102,578,171

Commercial Credit Risk Profile by Internally Assigned Grade
Pass	$12,946,639	$12,507,978	$17,589,337
Doubtful
Less than 90 days past due and accruing	-	-	-
Nonperforming: 90 days or more past due and/or non-accruing	-	-	7,114
Total	$12,946,639	$12,507,978	$17,596,451

Consumer Credit Risk Profile by Internally Assigned Grade
Pass	$1,950,758	$1,737,297	$1,720,966
Special Mention	27,995	-	-
Total	$1,978,753	$1,737,297	$1,720,966

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

5.	Loans and Allowance for Loan Losses (continued)

The modification or restructuring of terms on a loan is considered a troubled debt restructuring if it is done to accommodate a borrower who is experiencing financial difficulties.  The lender may forgive principal, lower the interest rate or payment amount, or may modify the payment due dates or maturity date of a loan for a troubled borrower.
Troubled debt restructures are evaluated for impairment at the time of restructure and each subsequent reporting period.  An identified loss is recorded as a specific reserve in the allowance for loan losses or charged-off if the loan is deemed to be collateral dependent.  A loss of $26,054 was recorded as part of a restructure completed in 2012, while no losses were recorded as part of a restructure in the years ended December 31, 2011 or 2010.  Defaults have occurred on restructured loans which resulted in losses and, if needed, additional restructuring to accommodate changes in the borrower’s financial position.  Other restructured loans have been collected with no loss of principal, returned to their original contractual terms, or refinanced at market rates and terms.
The following table details information about troubled debt restructurings in the years ended December 31, 2012, 2011, and 2010.

	At the time of restructuring			Within 12 months of restructuring
	Number of	Balance prior to	Balance after	Number of	Defaults on	Losses recognized
December 31, 2012	contracts	restructuring	restructuring	defaults	restructures	upon default
Real Estate
Residential 1-4 family, 1st liens	3	$957,304	$940,603	-	$-	$-
Commercial properties	3	1,254,402	1,254,402	1	604,997	206,707
Total	6	$2,211,706	$2,195,005	1	$604,997	$206,707

December 31, 2011
Real Estate
Residential 1-4 family, 1st liens	4	$1,851,393	$1,851,393	-	$-	$-
Commercial properties	1	517,998	517,998	-	-	-
Total	5	$2,369,391	$2,369,391	-	$-	$-

December 31, 2010
Real Estate
Construction, land development, and land	7	$989,769	$989,769	2	$161,131	$67,876
Residential 1-4 family, 1st liens	10	2,786,417	2,786,417	1	507,200	234,000
Residential 1-4 family, subordinate liens	2	125,948	125,948	-	-	-
Commercial properties	7	4,205,978	4,205,978	-	-	-
Total	26	$8,108,112	$8,108,112	3	$668,331	$301,876

Troubled debt restructurings with outstanding principal balances as of December 31, 2012 were as follows:

			Paying as agreed		Past due 30 days or more
	Total		under modified terms		or nonaccruing
	Number of	Current	Number of	Current	Number of	Current
	contracts	Balance	contracts	Balance	contracts	Balance
Real Estate mortgages
Construction, land development, and land	1	$327,415	-	$-	1	$327,415
Residential 1 to 4 family, 1st liens	13	3,331,253	9	1,607,262	4	1,723,991
Residential 1 to 4 family, subordinate liens	2	117,450	2	117,450	-	-
Commercial properties	8	5,623,057	6	4,212,324	2	1,410,733
Total	24	$9,399,175	17	$5,937,036	7	$3,462,139

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

6.	Loan Commitments

Loan commitments are agreements to lend to customers as long as there is no violation of any conditions of the contracts.  Loan commitments generally have interest at current market rates, fixed expiration dates, and may require payment of a fee.  Letters of credit are commitments issued to guarantee the performance of a customer to a third party.
Loan commitments and letters of credit are made on the same terms, including collateral, as outstanding loans.  The Company's exposure to loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment.
Outstanding loan commitments, lines of credit, and letters of credit at December 31, are as follows:

	2012	2011	2010
Loan commitments and lines of credit
Construction and land development	$5,486,662	$1,999,670	$8,569,169
Other	22,177,291	22,346,026	21,164,229
	$27,663,953	$24,345,696	$29,733,398

Standby letters of credit	$1,506,289	$1,486,677	$1,590,367

7.	Other real estate owned

Transactions in other real estate owned were as follows:

	2012	2011	2010

Beginning balance	$1,715,138	$779,500	$1,433,000
Net realizable value of foreclosed properties	-	1,172,138	-
	1,715,138	1,951,638	1,433,000
Proceeds of sales, net of expenses	(55,986)	(178,629)	(452,596)
Gain (loss) on sale	108	(3,871)	11,096
Valuation reduction	(218,360)	(54,000)	(212,000)
Ending balance	$1,440,900	$1,715,138	$779,500

The following table presents the number of and types of property in other real estate owned at December 31:

	2012		2011		2010
	Number	Balance	Number	Balance	Number	Balance
Construction, land devlelopment, and land	2	$574,300	3	$785,987	1	$597,000
Residential 1 to 4 family, 1st liens	1	866,600	1	929,151	1	182,500
	3	$1,440,900	4	$1,715,138	2	$779,500

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

8.	Premises and Equipment and Computer Software

A summary of premises and equipment and the related depreciation is as follows:

	Estimated useful life	2012	2011	2010

Land		$2,087,011	$2,087,011	$2,087,011
Premises	5 - 50 years	7,250,793	7,234,540	7,210,852
Furniture and equipment	3 - 20 years	3,558,647	3,840,214	3,599,478
		12,896,451	13,161,765	12,897,341
Accumulated depreciation		6,908,157	7,037,416	6,577,487
Net premises and equipment		$5,988,294	$6,124,349	$6,319,854

Depreciation expense		$445,198	$472,202	$475,848

A summary of capitalized computer software and the related amortization is as follows:

	Estimated useful life	2012	2011	2010

Computer software	2 - 10 years	$922,530	$953,466	$850,989
Accumulated amortization		795,710	810,083	761,468
Net computer software		$126,820	$143,383	$89,521

Amortization expense		$45,667	$48,615	$68,924

9.	Lease Commitments

The Company leases the land on which the East Berlin branch is located.  Rent expense was $22,417, $21,417, and $20,417 for the years ended December 31, 2012, 2011, and 2010, respectively.  The lease obligation, which expires August 31, 2014, requires payments as follows:

Period	Minimum rents
2013	$23,333
2014	16,000
$39,333

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

10.	Interest-bearing Deposits

Major classifications of interest-bearing deposits are as follows:

	2012	2011	2010

NOW	$71,663,157	$63,986,093	$59,410,096
Money market	53,087,483	49,398,754	43,030,285
Savings	56,743,398	51,454,152	48,417,028
Time deposits of $100,000 or more	36,051,044	38,048,786	43,913,536
Time deposits of less than $100,000	46,312,912	50,032,394	55,243,123
	$263,857,994	$252,920,179	$250,014,068

The maturity distribution of time deposits follows:

Three months or less	$28,969,146	$21,099,133
Over three through twelve months	38,534,236	52,479,516
Over one through two years	14,860,574	14,502,531
	$82,363,956	$88,081,180

11.	Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase represent overnight borrowings from customers.  The U.S. government securities that collateralize these agreements are owned by the Company but maintained in the custody of an unaffiliated bank designated by the Company.  Additional information follows:

	2012	2011	2010

Maximum month-end amount outstanding	$7,621,281	$6,232,343	$7,406,820
Average amount outstanding	$5,705,269	$4,720,430	$6,255,811
Average rate paid during the year	0.23%	0.47%	0.50%
Investment securities underlying the agreements at year end
Carrying value	$12,403,941	$13,596,710	$16,260,171
Estimated fair value	$12,466,438	$13,720,545	$16,472,393

12.	Note Payable

In 1999, the Company purchased real estate in Berlin, financing 100% of the purchase price.  In 2003, an operations center was constructed on this site.  This 6% unsecured note was paid in full in 2010.

13.	Profit Sharing Plan

In 1999, the Company adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code.  The plan covers substantially all of the employees and allows discretionary Company contributions.  Annually, the Board of Directors approves a discretionary contribution in addition to matching 50% of employee contributions up to a maximum of 6% of the employee’s wages.
The total cost of the profit sharing plan for 2012, 2011, and 2010, was $163,198, $163,807, and $165,027.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

14.	Noninterest Expenses

The components of noninterest other operating expenses follow:

	2012	2011	2010
Advertising	$172,477	$163,466	$180,336
Armored car service	72,913	75,270	73,985
Deposit product services	93,738	126,620	127,322
Correspondent bank fees	62,358	66,126	65,488
Courier service	45,180	45,180	45,360
Director fees	155,300	164,650	183,350
Dues, donations, and subscriptions	81,392	80,862	74,337
Liability insurance	31,696	27,636	26,049
Postage	147,146	143,268	155,168
Professional fees	307,219	194,590	171,580
Stationery and supplies	72,563	65,862	58,628
Telecommunications	174,440	155,393	165,464
Miscellaneous	272,115	265,969	255,270
Other operating expenses	$1,688,537	$1,574,892	$1,582,337

15.	Related Party Transactions

The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business.  The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions.  Executive officers and directors make deposits in the Bank, and invest in uninsured non-deposit investment products.  They receive the same rates and terms on insured deposit accounts and securities sold under agreements to repurchase as other customers with similar accounts.

	2012	2011	2010
Related party loan activity
Beginning balance	$22,319,996	$21,223,174	$22,602,554
Advances	8,303,049	4,361,180	4,838,578
	30,623,045	25,584,354	27,441,132
Repayments	13,658,741	3,264,358	6,217,958
Other decreases	343,402	-	-
Ending balance	$16,620,902	$22,319,996	$21,223,174

Unfunded loan commitments	$5,050,899	$2,526,913	$1,492,448

Deposit and non-deposit investment balances	$7,789,024	$5,712,748	$5,304,025

The Company obtains legal services from a law firm in which one of the principal attorneys is also a member of the Board of Directors.  Fees charged for these services are at similar rates charged by unrelated law firms for similar legal work.  Amounts paid to this related party totaled $50,040, $46,344, and $74,471 during the years ended December 31, 2012, 2011, and 2010, respectively.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

16.	Income Taxes

The components of income tax expense are as follows:

	2012	2011	2010
Current
Federal	$2,124,566	$2,088,090	$2,672,328
State	457,585	478,495	595,026
Total current	2,582,151	2,566,585	3,267,354
Deferred	(174,151)	10,215	(303,854)
Total	$2,408,000	$2,576,800	$2,963,500

The components of the deferred taxes are as follows:

Nonaccrual loan interest	$(26,841)	$(31,226)	$(51,858)
Provision for loan losses	(45,115)	122,641	(136,361)
Provision for impairment of investment value	31,197	(74,549)	-
Other real estate owned	(136,545)	(22,075)	(84,356)
Employee benefit	8,294	4,225	4,250
Depreciation	(21,256)	16,579	(28,384)
Discount accretion	16,115	(5,380)	(7,145)
	$(174,151)	$10,215	$(303,854)

The components of the net deferred tax liability are as follows:

Deferred tax assets
Nonaccrual loan interest	$119,919	$93,078	$61,852
Allowance for loan losses	61,585	16,470	139,111
Other than temporary impairment of investment value	43,352	74,549	-
Other real estate owned	266,835	130,290	108,215
Employee benefit	8,385	16,679	20,904
	500,076	331,066	330,082
Deferred tax liabilities
Depreciation	128,260	149,516	132,937
Discount accretion	16,115	-	5,380
Unrealized gain on securities available for sale	418,283	405,133	575,091
	562,658	554,649	713,408
Net deferred tax liability	$(62,582)	$(223,583)	$(383,326)

A reconciliation of the provision for taxes on income from the statutory federal income tax rates to the effective income tax rates follows:

Statutory federal income tax rate	34.00%	34.00%	34.00%
Increase (decrease) in tax rate resulting from
Tax-exempt income	(2.92)	(2.51)	(2.01)
Non-deductible expenses	0.05	0.04	0.04
State income taxes net of federal income tax benefit	4.46	4.28	4.29
	35.59%	35.81%	36.32%

There were no unrecognized tax benefits during any of the reported periods.  The Company and its subsidiary file income tax returns in the U.S. federal and state jurisdictions.  The Company and its subsidiary are no longer subject to U.S. federal and state income tax examinations for tax years prior to 2009.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

17.	Fair Value Measures

The fair value of an asset or liability is the price that would be received to sell that asset or paid to transfer that liability in an orderly transaction occurring in the principal market for such asset or liability.  The fair value hierarchy established in the Financial Accounting Standards Board accounting standards codification topic titled Fair Value Measurements establishes a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  Level 1 inputs are based on unadjusted quoted market prices in active markets for identical assets or liabilities.  Level 2 inputs are based on significant observable inputs other than those in Level 1, either directly or indirectly.  Level 3 inputs are based on significant unobservable inputs.  The level in the hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement.
The Company values investment securities classified as available for sale on a recurring basis.  U.S. Treasury securities, government agency securities, and an equity investment in an actively traded public utility are valued utilizing Level 1 inputs.  Municipal debt securities and equity investments in community banks are valued using Level 2 inputs.  The Company has no assets measured at fair value on a recurring basis that are valued with Level 3 inputs.  At December 31, 2012, values for available for sale investment securities measured at fair value on a recurring basis were established as follows:

	Total Fair Value	Level 1 Inputs	Level 2 Inputs
Decemer 31, 2012
Securities available for sale:
U.S. Treasury	$72,173,340	$72,173,340	$-
State and municipal	403,437	-	403,437
Equity	1,706,150	401,632	1,304,518
Total assets measured on a recurring basis	$74,282,927	$72,574,972	$1,707,955

Decemer 31, 2011
Securities available for sale:
U.S. Treasury	$47,158,939	47,158,939	$-
State and municipal	292,405	-	292,405
Equity	1,645,531	398,992	1,246,539
Total assets measured on a recurring basis	$49,096,875	$47,557,931	$1,538,944

Decemer 31, 2010
Securities available for sale:
U.S. Treasury	$57,099,491	$57,099,491	$-
State and municipal	366,094	-	366,094
Equity	2,336,335	359,832	1,976,503
Total assets measured on a recurring basis	$59,801,920	$57,459,323	$2,342,597

The Company values impaired loans and other real estate acquired through foreclosure at fair value on a non-recurring basis using Level 2 inputs.  The Company has no assets measured at fair value on a non-recurring basis that are valued utilizing Level 1 or Level 3 inputs.  At December 31, 2012, values for impaired loans and other real estate owned measured at fair value on a non-recurring basis were established as follows:

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

17.	Fair Value Measures (continued)

	Total Fair Value	Level 1 Inputs	Level 2 Inputs
December 31, 2012
Impaired loans	$11,301,555	$-	$11,301,555
Other real estate owned	1,440,900	-	1,440,900
Total assets measured on a non-recurring basis	$12,742,455	$-	$12,742,455

December 31, 2011
Impaired loans	$13,508,334	$-	$13,508,334
Other real estate owned	1,715,138	-	1,715,138
Total assets measured on a non-recurring basis	$15,223,472	$-	$15,223,472

December 31, 2010
Impaired loans	$12,924,345	$-	$12,924,345
Other real estate owned	779,500	-	779,500
Total assets measured on a non-recurring basis	$13,703,845	$-	$13,703,845

The estimated fair values of the Company's financial assets and liabilities, including those asset and liabilities that are not measured and reported at fair value on a recurring or non-recurring basis are summarized below.  The fair value of cash and due from banks, federal funds sold, accrued interest receivable, bank owned life insurance, noninterest-bearing deposits, securities sold under agreements to repurchase, and accrued interest payable approximates their carrying value.  These financial instruments are excluded from the table below.  The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the Financial Accounting Standards Board and may not be indicative of the net realizable or liquidation values.  The calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

	December 31, 2012		December 31, 2011		December 31, 2010
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	amount	value	amount	value	amount	value
Financial assets
Level 2 inputs
Interest-bearing deposits	13,587,889	13,603,933	10,548,467	10,564,858	11,650,849	11,652,846
Investment securities	140,075,209	140,214,202	109,721,114	109,963,178	92,105,492	92,293,739
Level 3 inputs
Loans, net	227,346,558	227,337,397	227,534,139	227,579,218	237,001,219	236,918,959
Financial liabilities
Level 2 inputs
Interest-bearing deposits	263,857,994	263,972,110	252,920,179	253,150,103	250,014,068	250,225,814

The fair value of interest-bearing deposits with other financial institutions is estimated based on quoted interest rates for certificates of deposit with similar remaining terms.
The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term.  The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount.  The valuation of loans is net of the allowance for loan losses.  The allowance for loan losses is significant to the fair value measurement of loans and includes significant unobservable inputs, therefore loans, in their entirety, are classified under Level 3.  It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.
The fair value of interest-bearing checking, savings, and money market deposit accounts approximates the carrying value.  The fair value of fixed-rate time deposits is estimated by discounting future cash flows using interest rates currently offered for deposits of similar remaining maturities.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

18.	Capital Standards

The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations.  These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions.  The capital ratios and minimum capital adequacy requirements of the Company and the Bank are as follows:

	Company		Bank		To be well	Minimum
	Actual		Actual		capitalized	adequacy
(in thousands)	Amount	Ratio	Amount	Ratio	Ratio	Ratio

December 31, 2012
Total risk-based capital	$76,924	35.4%	$73,022	34.0%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$76,081	35.0%	$72,242	33.7%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$76,081	17.1%	$72,242	16.4%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2011
Total risk-based capital	$75,629	35.0%	$71,740	33.6%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$74,938	34.6%	$71,068	33.3%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$74,938	17.9%	$71,068	17.1%	5.0%	4.0%
(to average fourth quarter assets)

December 31, 2010
Total risk-based capital	$74,449	33.6%	$70,181	32.1%	10.0%	8.0%
(to risk weighted assets)
Tier 1 capital	$73,176	33.0%	$69,198	31.7%	6.0%	4.0%
(to risk-weighted assets)
Tier 1 capital	$73,176	17.5%	$69,198	16.9%	5.0%	4.0%
(to average fourth quarter assets)

Tier 1 capital consists of common stock, additional paid-in capital, and retained earnings.  Total risk-based capital includes limited amounts of the allowance for loan losses and unrealized gains on available for sale equity securities.  In calculating risk-weighted assets, specific risk percentages are applied to each category of asset and off-balance sheet items.
Failure to meet the capital requirements could affect the Company's ability to pay dividends and accept deposits, and may significantly affect the operations of the Company.
In the most recent regulatory report, the Company was determined to be well capitalized.  Management has no plans that should change the classification of the capital adequacy.

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

19.	Parent Company Financial Information

	December 31,
Balance Sheets	2012	2011	2010

Assets
Cash and due from banks	$29,080	$21,513	$37,127
Interest-bearing deposits	952,097	943,478	1,054,929
Investment securities available for sale	1,706,150	1,645,531	2,336,335
Investment in subsidiary bank	72,954,989	71,825,352	69,825,066
Premises and equipment	1,082,066	1,105,256	1,132,347
Deferred Income Taxes	94,184	162,263	-
Other assets	61,244	20,066	968
Total assets	$76,879,810	$75,723,459	$74,386,772

Liabilities and Stockholders' Equity

Deferred income taxes	$-	$-	$151,694
Other liabilities	-	-	40,526
Total liabilities	-	-	192,220

Stockholders' equity
Common stock	2,978,554	2,996,323	3,000,508
Additional paid-in capital	8,216,785	8,640,433	8,733,438
Retained earnings	64,885,625	63,301,231	61,441,595
Accumulated other comprehensive income, net of tax	798,846	785,472	1,019,011
Total stockholders' equity	76,879,810	75,723,459	74,194,552
Total liabilities and stockholders' equity	$76,879,810	$75,723,459	$74,386,772

	Years Ended December 31,
Statements of Comprehensive Income	2012	2011	2010

Interest revenue	$9,267	$10,057	$18,748
Dividend revenue	27,389	29,877	45,154
Dividends from subsidiary	3,214,147	2,856,066	2,730,462
Loss on other than temporary impairment of investment value	(31,904)	(188,994)	-
Loss on disposition of investment security	(4,026)
Other revenue	-	-	100,050
Equity in undistributed income of subsidiary	1,174,728	1,869,401	2,374,484
Total revenue	4,389,601	4,576,407	5,268,898

Occupancy	(4,569)	(4,460)	(5,155)
Other	66,070	51,556	37,774
Total expenses	61,501	47,096	32,619

Income before income taxes	4,328,100	4,529,311	5,236,279
Income taxes	(29,000)	(89,200)	39,500
Net income	$4,357,100	$4,618,511	$5,196,779

Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available for sale investment securities arising during the period, net of taxes of $13,150, ($169,958), and ($339,606)	13,374	(233,539)	(549,058)
Comprehensive Income	$4,370,474	$4,384,972	$4,647,721

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

19.	Parent Company Financial Information (Continued)

	Years Ended December 31,
Statements of Cash Flows	2012	2011	2010

Cash flows from operating activities
Interest and dividends received	$3,251,033	$2,895,951	$2,795,127
Rental payments and fees received	37,200	37,200	82,200
Cash paid for operating expenses	(71,332)	(57,205)	(42,728)
Income taxes paid	17,588	(46,949)	(7,064)
Net cash from operating activities	3,234,489	2,828,997	2,827,535

Cash flows from investing activities
Certificates of deposit purchased, net of maturities	(7,313)	(6,499)	(177,748)
Purchase of investments available for sale	-	(99,996)	-
Purchases of premises and equipment	(4,180)	-	-
Proceeds from sale of real property & easement	-	-	72,100
Net cash from investing activities	(11,493)	(106,495)	(105,648)

Cash flows from financing activities
Common shares repurchased	(441,417)	(97,190)	-
Dividends paid	(2,772,706)	(2,758,875)	(2,730,462)
Net cash from financing activities	(3,214,123)	(2,856,065)	(2,730,462)

Net increase (decrease) in cash and cash equivalents	8,873	(133,563)	(8,575)
Cash and cash equivalents at beginning of year	34,097	167,660	176,235
Cash and cash equivalents at end of year	$42,970	$34,097	$167,660

Reconciliation of net income to net cash provided by operating activities
Net income	$4,357,100	$4,618,511	$5,196,779
Adjustments to reconcile net income to net cash used in operating activities
Undistributed net income of subsidiary	(1,174,728)	(1,869,401)	(2,374,484)
Depreciation	27,370	27,091	27,091
Gain on sale of real property	-	-	(55,050)
Loss on other than temporary impairment of investment value	31,904	188,994	-
Loss on disposition of investment securities	4,026	-	-
Decrease (increase) in
Accrued interest receivable	230	(49)	1,825
Increase (decrease) in
Deferred and accrued income taxes	(11,413)	(136,149)	31,374
Net cash from operating activities	$3,234,489	$2,828,997	$2,827,535

Composition of cash and cash equivalents
Cash and due from banks	$29,080	$21,513	$37,127
Interest-bearing deposits, except for time deposits	13,890	12,584	130,533
Total cash and cash equivalents	$42,970	$34,097	$167,660

Calvin B. Taylor Bankshares, Inc. and subsidiary
Notes to Consolidated Financial Statements

20.	Quarterly Results of Operations (Unaudited)

	Three months ended
	December 31,	September 30,	June 30,	March 31,

2012
Interest and dividend revenue	$3,661,056	$3,759,869	$3,866,624	$3,819,293
Interest expense	157,223	191,997	242,893	276,656
Net interest income	3,503,833	3,567,872	3,623,731	3,542,637
Provision for loan losses	102,000	206,200	105,000	192,500
Net income	912,135	1,124,243	1,264,041	1,056,681
Comprehensive income	919,899	1,111,960	1,315,068	1,023,547
Earnings per share	$0.31	$0.38	$0.42	$0.35

2011
Interest and dividend revenue	$3,885,299	$4,015,613	$4,242,632	$4,187,085
Interest expense	294,725	330,853	368,690	408,875
Net interest income	3,590,574	3,684,760	3,873,942	3,778,210
Provision for loan losses	122,900	55,500	803,500	145,400
Net income	1,130,629	1,321,612	915,062	1,251,208
Comprehensive income	887,496	1,348,019	1,115,439	1,034,018
Earnings per share	$0.38	$0.44	$0.30	$0.42

2010
Interest and dividend revenue	$4,154,519	$4,332,718	$4,464,726	$4,367,843
Interest expense	455,990	484,741	493,669	508,706
Net interest income	3,698,529	3,847,977	3,971,057	3,859,137
Provision for loan losses	358,500	52,500	180,000	421,000
Net income	958,654	1,449,360	1,523,386	1,265,379
Comprehensive income	601,038	1,586,452	1,172,570	1,287,661
Earnings per share	$0.32	$0.48	$0.51	$0.42